QUEST DIAGNOSTICS ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

SECAUCUS, N.J., Jan. 12, 2022 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today preliminary financial results for the fourth quarter and full year 2021. Fourth quarter 2021 results reflect higher than expected demand for COVID-19 testing services, while base testing volumes remained steady and consistent with the company’s latest outlook shared on October 21, 2021. The company is scheduled to present virtually today at the 40th Annual J.P. Morgan Healthcare Conference.

Preliminary Fourth Quarter 2021 Results

The company expects fourth quarter 2021 reported revenue to be approximately $2.74 billion, a decrease of 9% compared to $3.00 billion in 2020.

Total volume, measured by the number of requisitions, increased approximately 1.3% in the fourth quarter of 2021 versus the prior year. Total base testing volumes (excluding COVID-19 testing) increased approximately 10% compared to the company’s fourth quarter of 2019, which represents a pre-pandemic baseline. COVID-19 testing volumes in the fourth quarter, which included approximately 7.9 million molecular tests and 0.7 million serology tests, declined compared to the prior year.

The company expects reported diluted earnings per share (“EPS”) for the fourth quarter 2021 to be $3.12 compared to $4.21 in 2020. Adjusted diluted EPS for the fourth quarter 2021 is expected to be $3.33, compared to $4.48 in the fourth quarter of 2020.

Preliminary Full Year 2021 Results

The company expects full year 2021 reported revenue to be approximately $10.79 billion, an increase of 14% compared to $9.44 billion in 2020.

The company expects reported diluted EPS for the full year 2021 to be $15.55 compared to $10.47 in 2020. Adjusted diluted EPS for the full year 2021 is expected to be $14.24, compared to $11.18 in 2020.

The full year 2021 results are expected to exceed the company’s latest outlook shared on October 21, 2021. The full year performance reflects an increase in COVID-19 testing services and a steady recovery in the company’s base testing volumes throughout 2021.

Actual results for the fourth quarter and full year ended December 31, 2021 may differ from those indicated as a result of financial closing procedures, final adjustments and other developments that may arise between the date of this announcement and when results for the fourth quarter and full year ended December 31, 2021 are finalized, as well as other risks and uncertainties.

Updated Expectations for 2022

At its Investor Day in March 2021, the company shared a baseline view for 2022, including revenue of at least $8.5 billion and adjusted diluted EPS near the upper end of $7.40 to $8.00. The company reaffirmed this view on its third quarter 2021 earnings call on October 21, 2021.

The company now believes that it will exceed adjusted diluted EPS of $8.00 in 2022, driven by: higher than anticipated current demand for COVID-19 testing services; expected growth in the base business; and the recently announced one-year delay of PAMA cuts; partially offset by inflation, higher labor costs, and investments to accelerate growth. The company will provide a detailed 2022 outlook when it reports fourth quarter and full year 2021 results on Thursday, February 3, 2022.

Note on Non-GAAP Financial Measures

As used in this press release the term "reported" refers to measures under accounting principles generally accepted in the United States ("GAAP"). The term "adjusted" refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, a gain on remeasurement of an equity interest, a gain on sale of an ownership interest in a joint venture, gains associated with changes in the carrying value of our strategic investments, costs associated with donations, contributions, and other financial support through Quest for Health Equity, the company’s initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of non-GAAP adjusted measures to GAAP measures.

We are unable to reconcile our preliminary 2022 outlook for adjusted diluted EPS at this time because we cannot, without unreasonable efforts, estimate the impact of the adjustments to our diluted GAAP EPS to provide a reconciliation to adjusted diluted EPS.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

Forward Looking Statements

This press release contains preliminary estimates for the Company's financial results for the fourth quarter and full year ended December 31, 2021, a preliminary financial outlook for the full year 2022 and other forward-looking statements (i.e., statements which are not historical facts). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic, including the impact of existing and new variants, and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

The following table reconciles our preliminary reported GAAP results to non-GAAP adjusted results:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Diluted EPS	$3.12	$4.21	$15.55	$10.47
Restructuring and integration charges (a)	0.06	0.07	0.36	0.32
COVID-19 impact (b)	—	0.10	0.03	0.39
Other (c)	0.02	—	(0.16)	—
Amortization expense	0.16	0.16	0.62	0.63
Gain on sale of ownership in joint venture (d)	—	—	(2.02)	—
Gain on remeasurement of equity interest (e)	—	—	—	(0.46)
ETB	(0.03)	(0.06)	(0.14)	(0.17)
Adjusted diluted EPS	$3.33	$4.48	$14.24	$11.18

(a)For both the three and twelve months ended December 31, 2021 and 2020, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(b)Represents the impact of certain items resulting from the COVID-19 pandemic. For the twelve months ended December 31, 2021, includes incremental costs incurred to protect the health and safety of the company's employees and customers. For both the three and twelve months ended December 31, 2020, principally includes expense associated with payments to eligible employees to help offset expenses they incurred as a result of COVID-19 and incremental costs incurred primarily to protect the health and safety of the company's employees and customers. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(c)For the three months ended December 31, 2021, primarily represents costs associated with donations, contributions and other financial support through Quest for Health Equity and changes in the carrying value of our strategic investments partially offset by a gain recognized by an equity method investee to adjust certain of its investments to fair value. For the twelve months ended December 31, 2021, primarily represents changes in the carrying value of our strategic investments and a gain recognized by an equity method investee to adjust certain of its investments to fair value partially offset by costs associated with donations, contributions and other financial support through Quest for Health Equity and a non-cash impairment charge to the carrying value of an equity method investment. Income tax impacts were calculated using a combined statutory income tax rate of 25.5%.

(d)For the twelve months ended December 31, 2021, the pre-tax impact represents a gain of $314 million following the sale of the company's 40% ownership interest in Q2 Solutions®. Income tax expense on the transaction resulted in an effective income rate of 17.6%.

(e)For the twelve months ended December 31, 2020, the pre-tax impact represents a gain based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, the company completed its acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC ("MACL") from its joint venture partners. As a result of the transaction, the company remeasured its previously held minority interest in MACL to fair value and recognized a gain. Income tax expense on the transaction resulted in an effective income tax rate of 11.8%.

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